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                                                                   EXHIBIT 12(a)



                             D&N CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges



                                                                        For the Six Months Ended
                                                                             June 30, 1998
                                                                       (In thousands, except ratio):
                                                                       -----------------------------

Net income                                                                         $ 2,026

Fixed charges:
       Advisory fees                                                                    63

Total fixed charges                                                                     63

Earnings before fixed charges                                                      $ 2,089

Fixed charges, as above                                                            $    63

Ratio of earnings to fixed charges                                                    33.2
